Exhibit 99.1

SEVERANCE BENEFIT AGREEMENT

This Severance Benefit Agreement, dated as of August 4, 2011, is by and between U.S. Concrete, Inc. (the “Company”) and Michael W. Harlan (“Executive”).

WHEREAS, the Company and Executive previously entered into an Executive Severance Agreement, amended and restated effective as of October 1, 2010, as amended effective as of March 30, 2011 (the “Agreement”);

WHEREAS, the Company has announced that Executive will be leaving the Company, effective August 22, 2011 (the “Termination Date”);

WHEREAS, Executive has agreed to provide certain consulting services following the Termination Date; and

WHEREAS, the Company and Executive desire to clarify Executive’s severance benefits under the Agreement, as well as the terms of Executive’s consulting services.

1.
Notwithstanding anything to the contrary in the Agreement, Executive’s employment with the Company shall be terminated on the Termination Date, and Executive shall receive all of the severance benefits and equity treatment to which he would be entitled in the event of an Involuntary Termination under Section 1.1.b. of the Agreement.

2.	In no event shall Executive receive severance benefits pursuant to Section 1.3 (Termination Following Change In Control) of the Agreement.

3.
For a period of three months following the Termination Date (the “Consulting Term”), Executive agrees to provide consulting services to the Company, as mutually agreed by Executive and the President and Chief Executive Officer of the Company (the “Services”). Executive shall receive, payable upon the first day of each period: (a) $20,000 for the consulting services for the period of August 22, 2011 through September 21, 2011; and (b) $10,000 for each of the periods of September 22, 2011 through October 21, 2011, and October 22, 2011 through November 21, 2011. During the Consulting Term, Executive shall be entitled to reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of the Services.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto subscribed his name, all as effective as provided above.

U.S. CONCRETE, INC.

By: /s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and General Counsel

/s/ Michael W. Harlan
Michael W. Harlan